Exhibit (i)(4)

LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP

June 6, 2008

Legg Mason Partners Equity Trust

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Equity Trust (the “Trust”), a Maryland business trust, on behalf of its series listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 110 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 033-43446 and Investment Company Act File No. 811-06444) (the “Registration Statement”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Funds’ prospectus (the “Prospectus”) and statement of additional information (the “Statement of Additional Information”) included in the Amendment, all resolutions (the “Resolutions”) adopted by the Trust’s Board of Trustees (the “Board”) with respect to the Class A, Class C, Class FI, Class R, Class I and Class IS shares of beneficial interest of each Fund, par value $0.00001 per share (the “Shares”), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor in accordance with the Resolutions and the Prospectus, the Shares will be validly issued, fully paid and nonassessable, assuming that the Resolutions of the Board authorizing the issuance of the shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Funds or the Shares under the securities laws of any state or other jurisdiction.

Legg Mason Partners Equity Trust

June 6, 2008

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Legg Mason Partners Equity Trust

June 6, 2008

EXHIBIT A

Legg Mason Partners Target Retirement 2015

Legg Mason Partners Target Retirement 2020

Legg Mason Partners Target Retirement 2025

Legg Mason Partners Target Retirement 2030

Legg Mason Partners Target Retirement 2035

Legg Mason Partners Target Retirement 2040

Legg Mason Partners Target Retirement 2045

Legg Mason Partners Target Retirement 2050

Legg Mason Partners Target Retirement Fund